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                                  EXHIBIT 23.1


We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-83304) pertaining to the Rock-Tenn Company 1993 Employee Stock Option Plan, the Rock-Tenn Company 1993 Employee Stock Purchase Plan, the Rock-Tenn Company Incentive Stock Option Plan, the Rock-Tenn Company 1989 Stock Option Plan, and the Rock-Tenn Company 1987 Stock Option Plan, and in the Registration Statement (Form S-3 No. 33-93934) of Rock-Tenn Company and in the related Prospectus pertaining to debt securities, of our report dated August 9, 1996, except as to Note 15 which is as of January 21, 1997, with respect to the consolidated financial statements of Waldorf Corporation included in this Current Report on Form 8-K/A dated as of January 21, 1997.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
Minneapolis, Minnesota
February 12, 1997

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